Exhibit 10.1

THIRD AMENDMENT

to

the Collaboration, License and Supply Agreement, dated July 6, 2004 by and between

Acusphere Inc. (“Acusphere”)

and

Nycomed Danmark ApS (“Nycomed”)

This Third Amendment (the “Third Amendment”), effective as of June 4 2008, is entered into by and between Acusphere and Nycomed (the “Parties”).

WHEREAS, the Parties are parties to a Collaboration, License and Supply Agreement, dated July 6, 2004, as amended by the First Amendment to such agreement dated as of October 15, 2005 and the Second Amendment to such agreement dated February 9, 2006 (as so amended, the “Agreement”); and

WHEREAS, in order to accelerate qualification of Acusphere’s manufacturing facility under applicable governmental regulations, the Parties have agreed that Nycomed will contribute to the manufacturing of validation batches, including the purchase of relevant raw materials and other manufacturing related capital and personnel expenditures up to $750,000, such amounts to be credited against future payments to Nycomed for the commercial supply of AI-700 (Imagify), on the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.               Nycomed shall reimburse Acusphere an amount not to exceed $750,000 in the aggregate for expenses arising from and after June 1, 2008 related to Acusphere’s qualification of its commercial manufacturing facility in Tewksbury, Massachusetts under applicable governmental regulations, including the manufacture of validation batches, the purchase of relevant raw materials and related capital and personnel expenditures.  Any such amounts shall be payable upon receipt of monthly invoice(s) describing with reasonable specificity the nature of the expenditures. Section 4.05 (c) of the Agreement shall not apply to any payments hereunder.

2.               Section 7.01 of the Agreement shall be amended, so that the following sentence shall be added the end of the section:

“Notwithstanding the foregoing, an amount equal to $ 750,000 shall be credited against the initial purchases of Products hereunder, so that Nycomed shall only pay for Products delivered after such $ 750,000 has been fully credited.”

3.               Acusphere agrees to have right to payments under point 1 above solely for the purposes described above and shall supply copies of third-party invoices (or adequate internal bookkeeping documentation as to personnel expenditures) from such activities in support of each Acusphere invoice presented to Nycomed in support of these activities.

4.               This document is an amendment to the terms of the Agreement as set out in Section 19.11 of the Agreement. Except as otherwise set forth herein, all of the terms and conditions of the Agreement shall remain in full force and effect between the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be executed in duplicate by their duly authorized officers as of the date first above stated.

ACUSPHERE, INC.,		NYCOMED DANMARK ApS
a Delaware corporation		a Danish corporation

By:	/s/ Sherri C. Oberg	By:	/s/ Runar Bjorklund
Name:	Sherri C. Oberg	Name:	Runar Bjorklund
Title:	President and Chief Executive Officer	Title:	CFO
Date:	June 20, 2008	Date:	June 26, 2008

		By:	/s/ Charles Depasse
		Name:	Charles Depasse
		Title:	EVP, Human Resources
		Date:	June 26, 2008